Exhibit 99.1

Five Prime Therapeutics Announces Changes to its Board of Directors

- Mark McDade retiring from the Board –

- Dr. Lewis T. “Rusty” Williams to transition from Executive Chairman to Board member and William Ringo will become Chairman of the Board effective January 1, 2019 -

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—November 29, 2018— Five Prime Therapeutics, Inc. (NASDAQ: FPRX), a clinical-stage biotechnology company focused on discovering and developing innovative immuno-oncology protein therapeutics, announced today changes to its Board of Directors. Mr. Mark McDade, who has served as a member of Five Prime’s Board of Directors since July 2006 and Lead Independent Director since March 2016, will retire from the Board effective November 30, 2018. Furthermore, Lewis T. “Rusty” Williams, M.D., Ph.D. will transition from Executive Chairman of the Board to Board member and William Ringo will become Chairman of the Board effective January 1, 2019.

“Since Bill Ringo’s appointment to the Board in 2014, he has provided extraordinary insight in guiding Five Prime’s business objectives. With our clinical pipeline advancing into later stages of development, Bill’s knowledge, experience, and strategic approach to drug development and commercialization make him the ideal candidate to be Five Prime’s next Chairman,” commented Dr. Williams. “The strength of Five Prime’s science, leadership, and team has resulted in a robust pipeline with five programs in the clinic and a balance sheet to support our goal of fundamentally improving the lives of patients with cancer.”

Mr. Ringo stated, “On behalf of the entire Board, I would like to thank Mark for his strategic acumen and invaluable contributions to Five Prime since joining the Board in 2006. We sincerely wish him the best on his next endeavors. We are also grateful to Rusty for his ongoing Board role and support of our scientific efforts at Five Prime as he continues to invest more of his time into new professional interests outside the company.”

Dr. Williams founded Five Prime in December 2001 and has served as a member of the Board since January 2002. Dr. William’s also served as President and Chief Executive Officer of the company from January 2002 to July 2003 and from August 2011 to December 2017. He served as Executive Chairman of the Board from July 2003 to January 2012, as Chairman of the Board from March 2016 to January 2018 and as Executive Chairman of the Board since January 2018. Dr. Williams will continue to serve as chair of Five Prime’s Scientific Advisory Board.

Mr. Ringo has served as an independent member of the Board since October 2014. From June 2010 until December 2016, Mr. Ringo served as a senior advisor to Barclays Healthcare Group. From April 2008 until his retirement in 2010, Mr. Ringo was Senior Vice President of Business Development, Strategy and Innovation at Pfizer Inc., a public pharmaceutical company, and was responsible for guiding Pfizer’s overall strategic planning and business development activities. Prior to joining Pfizer, he served as an executive in residence at Warburg Pincus and Sofinnova Ventures and as President and Chief Executive Officer of Abgenix, Inc., a biotechnology company acquired by Amgen, Inc. Mr. Ringo also served for 28 years at Eli Lilly and Company in numerous executive roles, including Product Group President for Oncology and Critical Care, President of Internal Medicine Products, President of the Infectious Diseases Business Unit and Vice President of Sales and Marketing for U.S. Pharmaceuticals. Mr. Ringo previously served on several boards of directors, including InterMune, Inc., Onyx Pharmaceuticals, Inc., Mirati Therapeutics, Inc., and Sangamo BioSciences, Inc. He currently serves on the boards of directors of Assembly Biosciences, Inc., Immune Design Corp., and Dermira, Inc. Mr. Ringo received a B.S. in business administration and an M.B.A. from the University of Dayton.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and the focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com or follow us on LinkedIn, Twitter and Facebook.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

Derek Cole, President

Investor Relations Advisory Solutions

derek.cole@iradvisory.com